Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made and effective as of August 16, 2023 (the “Effective Date”), by and between Deverra Therapeutics, Inc., a Delaware corporation (“Deverra”) and Coeptis Therapeutics Holdings, Inc., a Delaware limited liability company (“Licensee”) (each of Deverra and Licensee being a “Party,” and collectively, the “Parties”).

BACKGROUND

A.                WHEREAS, Deverra and Licensee are parties to that certain asset purchase agreement dated August 16, 2023 (the “APA”) related to the acquisition, license and/or sublicense of certain assets, rights and knowledge of Deverra by Licensee related to the Licensed IP (defined below);

B.                 WHEREAS, this Agreement is being delivered in connection with, and as a condition to, the Closing under the APA;

C.                 WHEREAS, in connection with the transactions contemplated by the APA, Licensee wishes to obtain a license from Deverra under certain Licensed IP that Deverra owns or has the right to license, and Deverra is willing to grant an exclusive (even as to Deverra) worldwide license to Licensee of such Licensed IP on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained herein, the parties therefore agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms have the meaning set forth in this ARTICLE 1:

1.1              “Affiliate” means any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with a Party hereto. For the purpose of this Agreement, “control” includes the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority.

1.2              “Applicable Laws” means, with respect to each Party, all laws, codes, ordinances, statutes, rules, regulations, orders, decrees, judgments, injunctions, notices or binding agreements promulgated or entered into by any Governmental Authority having jurisdiction over such Party or such Party’s obligations under this Agreement, as the same may be amended, modified or repealed from time to time.

1.3              “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

1.4              “Code” has the meaning set forth in Section 11.9.

1.5              “Coeptis GEAR Technology” means Licensee’s proprietary technology that allows for the gene-editing of NK and other types of cells by a specific knock out/knock in genetic editing approach or other targeted editing strategy.

1.6              “Coeptis SNAP-CARs” means Licensee’s proprietary universal, antigen targeting, chimeric antigen receptor platform technology developed to be combined with tagged, tumor-specific antibodies to potentially target many different tumor types, including hematological malignancies and solid tumors.

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1.7              “Confidential Information” means the terms of this Agreement (but not its existence) and all trade secrets, know-how and other proprietary confidential information of a Party or its Affiliates, licensees or sublicensees (including, without limitation, technical, business, financial and market information, patent disclosures, patent applications, structures, models, techniques, formulae, processes, compositions, compounds, antigens, antibodies, hybridomas, apparatus, designs, sketches, photographs, plans, drawings, specifications, samples, reports, customer lists, price lists, studies, findings, inventions and ideas) disclosed by either Party or their Affiliates, licensees or sublicensees or obtained through observation or examination of the other’s information or developments, but only to the extent that such information is maintained as confidential by the Party, Affiliate, licensee or sublicensee providing same and provided that, Confidential Information shall only include information that is either marked as “CONFIDENTIAL” or that, due to the nature of the information, the receiving Party, Affiliate, licensee or sublicensee should reasonably know that it is confidential.

1.8              “Control” or “Controlled” means, with respect to any material, information or intellectual property right, that a Party owns or has a license to such item or right, and has the ability to grant the other Party access, a license or a sublicense (as applicable) in or to such item or right as provided in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.9              “Deverra Coeptis Sublicense Agreement” means the Sublicense Agreement between Deverra and Licensee entered into concurrently with this Agreement.

1.10            “Enforcing Party” has the meaning set forth in Section 10.4.

1.11            “Field” means (a) use of unmodified NK cells as anti-viral therapeutic for viral infections, and/or as a therapeutic approach for treatment of relapsed/refractory AML and high-risk MDS; (b) use of Deverra’s cell therapy platform to generate NK cells for the purpose of engineering with Coeptis SNAP-CARs and/or Coeptis GEAR Technology; and (c) use of Deverra’s cell therapy platform to generate myeloid cells for the purpose of engineering with Coeptis SNAP-CARs and/or Coeptis GEAR Technology.

1.12            “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

1.13            “IND” means an Investigational New Drug Application to be filed with the United States Food and Drug Administration, or any equivalent application in jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with the EMA.

1.14            “Infringement” has the meaning set forth in Section 10.1.

1.15            “Licensed IP” means the Licensed Patents and the Licensed Know-How.

1.16            “Licensed Know-How” means any and all know-how, trade secrets and proprietary technology that is Controlled by Deverra on the Effective Date and is necessary or reasonably useful for the development, manufacture, import, use or sale of products in the Field, including without limitation, enhancements, manufacturing processes or protocols, writings, documentation, data, technical information, techniques, results of experimentation and testing, diagnostic and prognostic assays, specifications, databases, any and all laboratory, research, pharmacological, toxicological, analytical, quality control, pre-clinical and clinical data, safety data, chemistry, manufacturing and control data and other information and materials, whether or not patentable. Licensed Know-How expressly excludes any know-how, trade secrets and proprietary technology that is covered by the Deverra-Coeptis Sublicense Agreement.

1.17            “Licensed Patents” means the (a) the United States and foreign issued patents and patent applications listed in Schedule 1.17; (b) all patent applications filed in any jurisdiction corresponding to or claiming priority from, or sharing priority with, the patents and/or patent applications referred to in the foregoing clause (a); (c) all divisionals, continuations and continuations-in-part of the patent applications referred to in the foregoing clauses (a) and (b); (d) all patents issuing from the patent applications referred to in the foregoing clauses (a), (b) and (c); (e) all reissues, re-examination certificates, registrations, confirmations, extensions, substitutions, renewals, amendments and supplementary protection certificates of the patent and/or patent applications referred to in the foregoing clauses (a) through (d); and (f) all foreign counterparts of the patents and patent applications referred to in the foregoing clauses (a) through (e).

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1.18            “Licensed Product” means any product or therapeutic approach in the Field that is developed utilizing, separately or in combination, any portion of the Licensed IP, including without limitation those that are the current focus of the Programs.

1.19            “Licensee IP” means, other than Licensed IP, all patents, patent applications, invention disclosures, know-how, trade secrets, proprietary technology, findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical and safety data, chemistry, manufacturing and control data or changes to, arising from or related to the Licensed IP, Licensed Products Regulatory Documentation or the Programs (including without limitation methods of manufacture and formulations), in each case Controlled by Licensee or its Affiliates on or after the Effective Date.

1.20            “Master Clinical and Safety Database” has the meaning set forth in Section 3.1.

1.21            “NDA” means a New Drug Application to be filed with the United States Food and Drug Administration, or any equivalent application in jurisdictions outside the United States.

1.22            “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

1.23            “Programs” means Deverra’s (i) UNMODIFIED IMMUNE EFFECTOR CELLS PROGRAM, which is currently a Phase I clinical stage program related to natural killer cells and a preclinical stage program related to myeloid cells, in each case, utilizing the Licensed IP and (ii) MODIFIED IMMUNE EFFECTOR CELLS PROGRAM, which is at the pre-clinical/IND enabling stages for engineered natural killer cells and myeloid cells, each of which is a “Program”.

1.24            “Regulatory Documentation” has the meaning given to it in the APA.

1.25            “Remainder” has the meaning set forth in Section 10.4.

1.26            “Sublicense” means: (a) any right (including any sublicense or covenant not to sue) granted by Licensee to any Third Party (including an Affiliate), under or with respect to or permitting any use or exploitation of any of the Licensed IP or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; (b) any option or other right granted by Licensee to any Third Party to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any Third Party not to grant any of the rights described in clause (a) or (b) to any other Third Party; in each case regardless of whether such grant of rights, option, standstill, or similar undertaking is referred to or is described as a sublicense.

1.27            “Sublicensee” means any Third Party, including any Affiliate, who is a grantee to a Sublicense.

1.28            “Third Party” means any Person other than a Party.

1.29            “Trademarks” has the meaning set forth in Section 6.3.

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ARTICLE 2
LICENSE

2.1              Grant. Subject to the terms and conditions of this Agreement, Deverra hereby grants Licensee a worldwide, exclusive (even as to Deverra), non-transferable (except as expressly provided herein), license under the Licensed IP (with the right to grant Sublicenses as provided in Section 2.2) to make, have made, use, have used, sell, offer for sale, have sold, import, export, develop, and have developed Licensed Products in the Field. For clarity, Deverra acknowledges and agrees that the right to “make, have made, use, have used, sell, offer for sale, have sold, import, export, develop, and have developed Licensed Products in the Field” includes the right to research, formulate, register, transport, distribute, promote, market and otherwise dispose of Licensed Products in the Field.

2.2              Sublicenses. Subject to the terms and conditions of this Agreement and Licensee’s and Third Party’s compliance therewith, Licensee has the right to grant written Sublicenses (in whole or in part and through one or more tiers of Sublicensees) consistent in all respects with this Agreement, which Sublicenses shall include, without limitation, a provision binding Sublicensees to all terms hereof intended for the protection or benefit of Deverra. If an Affiliate desires to practice any of the rights licensed hereunder or if Licensee permits the making, offering for sale, using, selling or importing of Licensed Product by any Third Party, including an Affiliate, then Licensee shall execute a Sublicense agreement with such Third Party. Licensee agrees to deliver to Deverra for informational purposes (and under an obligation of confidentiality) a true and correct copy of each Sublicense agreement by Licensee or any Sublicensee and any modification or termination thereof within thirty (30) days after execution, modification or termination; provided, however, that Licensee may redact from such copy economic terms that are confidential and are not related to compliance with this Agreement as long as Licensee provides Deverra with all terms Deverra would reasonably deem necessary to insure that Licensee is meeting its obligations to Deverra under this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee. In each Sublicense agreement, Licensee shall name Deverra as intended third-party beneficiary.

2.3              No Implied Rights. Only the license granted pursuant to the express terms of this Agreement is of any legal force or effect. No other license rights are granted or created by implication, estoppel or otherwise. All rights not explicitly granted hereunder are reserved.

2.4              Ownership; Right to Use. Notwithstanding Section 2.1 above, the Parties acknowledge and agree that, as between the Parties, Deverra retains ownership of all Licensed IP and Deverra retains all rights in and to the Licensed IP for all uses outside the Field.

ARTICLE 3
Master Clinical and Safety Database

3.1              Master Clinical and Safety Database. Licensee shall reasonably cooperate with Deverra to establish and maintain, within a reasonable time after the Effective Date, and no later than ninety (90) days thereafter, a centralized master database of clinical and safety data related to Licensed Products that will be administered by Licensee and to which Licensee and Deverra will have equal access (the “Master Clinical and Safety Database”). Absent any other agreement between Licensee and Deverra, all costs and expenses associated with the Master Clinical and Safety Database shall be borne by Licensee. Deverra shall have the right to use all data in the Master Clinical and Safety Database for research, development and regulatory filing purposes.

ARTICLE 4
CONSIDERATION

4.1              The consideration for the license rights granted in this Agreement is provided in the APA.

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ARTICLE 5
REPORTS, payments AND RECORDS

5.1              Records. Licensee shall maintain documentation evidencing that Licensee is pursuing the development and commercialization of Licensed Products as required herein.

5.2              Sublicense Reports.

5.2.1        Reports. For Each Sublicense (if any), Licensee shall report to Deverra the date of each Sublicense, and the date of each modification or amendment thereto, within ten (10) Business Days of same; and

5.2.2        Content of Reports. Each report delivered by Licensee to Deverra shall contain in reasonable detail the following: the Sublicense Agreements that have been entered into as of such date, identification of the Licensed IP and/or Licensed Products sublicensed thereby and the status of same.

5.3              Records Retention. Licensee, its Affiliates and its Sublicensees shall keep and maintain complete and accurate records relating to the rights and obligations under this Agreement for a period of three (3) calendar years after the year to which they pertain and in sufficient detail to permit Deverra to confirm compliance in respects with this Agreement.

ARTICLE 6
CERTAIN INTELLECTUAL PROPERTY MATTERS

6.1              Control and Ownership of Regulatory Documentation. Licensee shall have sole discretion, control and responsibility to draft, prepare, submit and file, at its own cost and expense, all Regulatory Documentation with respect to Licensed Products in the Field. All such Regulatory Documentation shall be in the name of, and be owned solely by, Licensee. In addition, Licensee shall have sole control and responsibility in the conduct of all pricing and reimbursement approval proceedings related to Licensed Products in the Field.

6.2              Foreign Registration. Licensee agrees to register this Agreement with any foreign Governmental Authority which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith.

6.3              Trademarks. Licensee shall have the right to market the Licensed Products under trademarks selected by Licensee (collectively, the “Trademarks”). Licensee shall own all right, title and interest in and to such Trademarks and shall bear all costs and expenses of registering, and maintaining the registration of, such Trademarks.

6.4              Patent Marking. Licensee agrees to mark all Licensed Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

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ARTICLE 7
CONFIDENTIAL INFORMATION

7.1              Confidentiality, Permitted Use and Disclosure. Each Party shall and shall cause its Affiliates, licensees and sublicensees to:

7.1.1        keep all Confidential Information disclosed to it by the other Party or such other Party’s Affiliates, licensees or sublicensees in strictest confidence;

7.1.2        not directly or indirectly duplicate, use or permit the use of any Confidential Information of the other Party or such other Party’s Affiliates, licensees or sublicensees, except as reasonably required to accomplish the purpose of the disclosure of the Confidential Information or to exercise rights granted hereunder; and

7.1.3        not directly or indirectly disclose any Confidential Information disclosed to it by the other Party or such other Party’s Affiliates, licensees or sublicensees, other than to employees or agents of the receiving Party, Affiliate, licensee or sublicensee who reasonably require knowledge of such Confidential Information to accomplish the purpose of the disclosure of the Confidential Information. The receiving Party, Affiliate, licensee or sublicensee shall ensure that each such employee and agent maintains in strictest confidence all Confidential Information disclosed to such employee or agent.

7.2              Property of Disclosing Party; Return of Information. Confidential Information of a disclosing Party, Affiliate, licensee or sublicensee and all embodiments and expressions of such Confidential Information, including, without limitation, all reports, notes, reprints, descriptions, copies and summaries thereof, shall be and remain the property of the disclosing Party, Affiliate, licensee or sublicensee at all times, and, to the extent in the possession of a receiving Party, Affiliate, licensee or sublicensee or under its control, shall be returned to the disclosing Party, Affiliate, licensee or sublicensee upon the request of the disclosing Party, Affiliate, licensee or sublicensee except for a single copy that may be retained in the legal department of the receiving Party, Affiliate, licensee or sublicensee for record keeping purposes only.

7.3              Exclusion. The receiving Party, Affiliate, licensee or sublicensee shall not be liable for the disclosure or use of any Confidential Information of a disclosing Party, Affiliate, licensee or sublicensee which was:

7.3.1        at the time of disclosure by the disclosing Party, Affiliate, licensee or sublicensee to the receiving Party, Affiliate, licensee or sublicensee, in the possession of the receiving Party, Affiliate, licensee or sublicensee as shown by contemporaneous written records of the receiving Party, Affiliate, licensee or sublicensee, not as a result of any unauthorized act or omission on the part of the receiving Party, Affiliate, licensee or sublicensee or any Third Party;

7.3.2        at the time of use by the receiving Party, Affiliate, licensee or sublicensee, independently developed by the receiving Party, Affiliate, licensee or sublicensee without reference to or reliance on information from the disclosing Party, Affiliate, licensee or sublicensee;

7.3.3        required to be disclosed by law so long as the disclosing Party, Affiliate, licensee or sublicensee is promptly given prior written notice of the required disclosure; or

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7.3.4        is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates.

7.4              Authorized Disclosures. In addition to disclosures allowed under Section 7.3, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Licensed Patents as permitted by this Agreement; (ii) regulatory filings for Licensed Products such Party has a license or right to develop hereunder; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders or governmental regulations and (v) disclosure to consultants, investors, prospective investors, bankers, lawyers, accountants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, provided, in each case, that any such consultant, investor, banker, lawyer, accountant, agent or Third Party is bound to maintain the confidentiality of the Confidential Information in a manner no less protective of such Confidential Information as the confidentiality provisions of this Agreement.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1              Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

8.1.1        it has the power and authority to execute and deliver this Agreement and to perform the acts required of it hereunder and nothing in this Agreement conflicts with any terms of other agreements entered into by the Party,

8.1.2        the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, and this Agreement constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms, and

8.1.3        the execution, delivery and performance of this Agreement does not and will not, as of the Effective Date, (i) violate, conflict with or result in the breach of any provision of its certificate of incorporation, operating agreement or by laws, (ii) violate any Applicable Law, or (iii) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under any contract, agreement or arrangement by which it is bound.

8.2              Disclaimer. Nothing in this Agreement is or shall be construed as:

8.2.1        an obligation to bring or prosecute actions or suits against Third Parties for infringement or misappropriation of any of the Licensed IP; or

8.2.2        granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Deverra or Third Parties other than as provided in ARTICLE 2, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Licensed IP.

8.3              DEVERRRA DOES NOT WARRANT THE PERFORMANCE OF ANY LICENSED PRODUCT, INCLUDING THEIR SAFETY, EFFECTIVENESS OR COMMERCIAL VIABILITY.

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ARTICLE 9
INTELLECTUAL PROPERTY OWNERSHIP AND PROSECUTION

9.1              Ownership.

9.1.1        Licensed IP. The Parties acknowledge and agree that, as between Deverra and Licensee, Deverra is the owner of the Licensed IP.

9.1.2        Licensee IP. The Parties acknowledge and agree that, as between Deverra and Licensee, Licensee or its licensors are the owner of all right, title and interest in and to all Licensee IP.

9.2              Prosecution and Maintenance of the Licensed Patents.

9.2.1        Prosecution and Maintenance. Deverra shall control the preparation, filing, prosecution, defense and maintenance of all Licensed Patents, including oppositions, inter partes reviews and post-grant reviews, and shall have final decision-making authority with respect to the preparation, filing, prosecution, defense and maintenance of all Licensed Patents; provided, however, that Deverra agrees that it will: (a) instruct its patent counsel to furnish the Licensee with copies of all correspondence relating to the Licensed Patents from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Licensee an opportunity to review the text of each patent application before filing; (c) consider comments or suggestions from Licensee; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings. Deverra will not finally abandon any patent application within the Licensed Patents for which Licensee is bearing expenses pursuant to Section 9.2.2 without Licensee’s prior written consent, not to be unreasonably withheld or delayed.

9.2.2        Funding. All costs and expenses (including attorneys fees) reasonably incurred after the Effective Date in connection with the preparation, filing, prosecution and maintenance of Licensed Patents shall be shared equally by Deverra and Licensee. Deverra will invoice Licensee periodically for such costs and expenses, and Licensee shall pay each invoice within thirty (30) days of receipt. Section 5.5 shall apply to late payments.

9.3              Prosecution and Maintenance of Patents in the Licensee IP.

9.3.1        Prosecution and Maintenance. As between Deverra and Licensee, Licensee shall have the sole responsibility to prepare, file, prosecute and maintain, in the name of Licensee, those patents and patent applications in Licensee IP for which, as between Licensee and its licensors, Licensee has patent prosecution and maintenance rights at such time. Licensee shall provide Deverra with an update and the details regarding the filing, prosecution and maintenance status for each such patent and patent application upon request and/or promptly following the end of each calendar quarter. Licensee shall provide Deverra with drafts of all proposed filings (including without limitation the initial application as well as any material correspondence with any Third Parties related to any filings) in a manner that allows Deverra a reasonable opportunity for review and comment before such filings are made or due. Licensee shall consider any suggestions, recommendations or instructions from Deverra concerning the preparation, filing, prosecution, defense and maintenance of such patents and patent applications, and, to the extent otherwise possible, shall undertake the preparation, filing, prosecution and defense of such patents and patent applications in a way that would not be reasonably viewed to be detrimental to the research, development or commercialization of any Licensed Product.

9.3.2        Funding. As between Deverra and Licensee, Licensee shall bear all costs and expenses (including attorneys fees) incurred by Licensee in connection with the preparation, filing, prosecution and maintenance of all patents and patent applications in Licensee IP.

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9.3.3        Reexaminations. Deverra shall not be responsible for the costs of reexamination initiated by Licensee with respect to any patents or patent applications in Licensee IP, unless the Parties mutually agree in writing.

9.4              Cooperation. Each Party shall provide the prosecuting Party with reasonable cooperation under this ARTICLE 9.

ARTICLE 10
Enforcement

10.1            Notification. Each Party agrees to immediately notify the other Party in writing upon becoming aware of (i) any alleged or threatened infringement, misappropriation, illegal use or misuse of the Licensed IP, or (ii) any action or threatened action seeking a declaratory judgment of non-infringement of a Licensed Patent (an “Infringement”), and agrees to provide to the other Party all reasonably available evidence of such infringement.

10.2            Deverra Right to Enforce.

10.2.1      Outside the Field. Deverra shall have the sole right, but not the obligation, to take action against others in the courts, administrative agencies or otherwise, at Deverra’s cost and expense and by counsel of its own choice, with respect to any Infringement outside the Field. All damages or other compensation of any kind recovered in such action or from any settlement or compromise shall belong solely to Deverra.

10.2.2      In the Field. Deverra shall have the first right, but not the obligation, to take action against others in the courts, administrative agencies or otherwise, at Deverra’s cost and expense and by counsel of its own choice, with respect to any Infringement in the Field. Licensee shall, at Deverra’s expense, cooperate with and reasonably assist Licensee in any such action if so requested by Deverra, and, upon Deverra’s request and expense, execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to resulting litigation if requested by Licensee or if required by law. Licensee shall otherwise have the right to participate and be represented by its own counsel at its own expense in any such action. Deverra shall not enter into any settlement or compromise of such action that affects or concerns the validity, enforceability, or ownership of any Licensed Patents or other Licensed IP without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed.

10.3            Licensee Right to Enforce In the Field. So long as Licensee remains the exclusive licensee of the applicable Licensed Patents or other Licensed IP in the Field, in the event that Deverra desists or fails (within ninety (90) days after notification) to take action with respect to Infringement in the Field, then if Licensee desires to bring such action, Licensee shall notify Deverra and the Parties shall promptly meet to discuss Deverra’s reasons for not bringing such action and Licensee’s reasons for desiring to bring such action, including the potential impact of bringing such action on the Licensed Patents throughout the world. Notwithstanding the foregoing, with respect to a given Infringement in the Field, if Licensee reasonably believes that a delay of up to ninety (90) days for such meeting to occur will cause irreparable harm to Licensee’s business, or if Licensee reasonably believes that it is entitled to an injunction to stop such Infringement in the Field, Licensee may request an expedited meeting with Deverra and in such event the Parties shall meet within two (2) weeks to discuss in good faith and determine which Party shall take action to address such Infringement. Following such meeting after such ninety (90) day period, or following such expedited meeting if the Parties determine that Licensee shall take action to address such Infringement, Licensee shall have the right to bring and control any such action, at its own expense and by counsel of its own choice. Deverra shall, at Licensee’s expense, cooperate with and reasonably assist Licensee in any such action if so requested by Licensee, and, upon Licensee’s request and expenses, execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to resulting litigation if requested by Licensee and required by law. Deverra shall otherwise have the right to participate and be represented by its own counsel at its own expense in any such action. Licensee shall not enter into any settlement or compromise of such action that affects or concerns the validity, enforceability, or ownership of any Licensed Patents or other Licensed IP without the prior written consent of Deverra, which consent shall not be unreasonably withheld or delayed.

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10.4            Recoveries. All damages or other compensation of any kind recovered in such action or from any settlement or compromise brought under this ARTICLE 10 shall first be used to reimburse the Party that brings the an Infringement action pursuant to Section 10.2 or Section 10.3 (the “Enforcing Party”) for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) in connection with such action, and then to reimburse the other Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) in connection with such action (to the extent not previously reimbursed by the Enforcing Party), and the remainder of such recovery after reimbursement of the litigation costs and expenses of the Parties (“Remainder”), shall be allocated as follows

10.4.1      any Remainder of a recovery realized by Licensee as a result of any action brought and controlled by Licensee pursuant to Section 10.3 shall be shared by the Parties, with Licensee retaining seventy-five percent (75%) of such Remainder and Deverra retaining twenty-five percent (25%) of such Remainder; and

10.4.2       any Remainder of a recovery realized by Deverra as a result of any action brought and controlled by Deverra pursuant to Section 10.2.2 shall be shared by the Parties, with Deverra retaining seventy-five percent (75%) of such Remainder and Licensee retaining twenty-five percent (25%) of such Remainder.

ARTICLE 11
TERM AND TERMINATION

11.1            Term. The term of this Agreement will commence on the Effective Date and shall continue until ten (10) years past the later of (i) the expiration of the last to expire valid claim of an issued and any unexpired pending patent application that is included in the Licensed IP and (ii) the date of first commercial sale of the first Product,, unless earlier terminated in accordance with this ARTICLE 11.

11.2            Effect of Expiration. Upon the expiration of this Agreement pursuant to Section 11.1, (but not earlier termination), the license granted to Licensee pursuant to Section 2.1 shall become perpetual, irrevocable, and fully paid-up.

11.3            Permissive Termination by Licensee. Licensee may terminate this Agreement at any time by providing Deverra notice in writing at least three (3) months prior to the effective date of termination; provided, however, that Deverra shall have the right to accelerate such termination at Deverra’s option on no less than sixty (60) days’ prior written notice to Licensee.

11.4            Termination for Licensee Bankruptcy. This Agreement shall immediately terminate if Licensee enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement, makes any voluntary arrangement with any of its creditors, or ceases to carry on business, or any similar event under the law of any foreign jurisdiction. This Agreement cannot be assumed or assigned by Licensee, any trustee acting on behalf of the assets of Licensee, or otherwise.

11.5            Effect of Termination.

11.5.1      Accrued Rights and Obligations. Termination of this Agreement for any reason does not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the nonbreaching Party may be entitled to seek injunctive relief as a remedy for any such breach. Such remedy shall not be considered to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

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11.5.2      Licenses. All licenses granted to Licensee hereunder shall terminate upon the termination of this Agreement.

11.5.3      Sublicenses. Upon termination of the Agreement for any reason, all rights and licenses of any Sublicensee existing at the time of termination shall survive for a period of three (3) months, during which time the Sublicensee shall have the option, with written notice to Deverra delivered within thirty (30) days prior to the expiration of such three (3) months, to enter into a sublicense agreement with Deverra on the same terms and conditions as are set forth in this Agreement, except that the scope of the Sublicensee’s rights with respect to the Licensed IP shall remain the same as set forth in its sublicense agreement with Licensee. Notwithstanding the foregoing, each Sublicensee’s right to enter into a new license agreement (a) shall only be available to the extent Licensee had provided Deverra with a copy of the agreement granting the Sublicense to such Sublicensee as required under Section 2.2, and (b) shall not be available to a given Sublicensee if such Sublicensee’s actions or inactions resulted in termination of this Agreement pursuant to Section 7.3 or 7.5, such Sublicensee’s Sublicense shall automatically terminate upon termination of this Agreement. In no event shall Deverra have any obligations of any nature whatsoever with respect to (x) any past, current or future obligations that Licensee may have had, or may in the future have, for the payment of any obligations owing to Sublicensee pursuant to such Sublicense, (y) any past obligations whatsoever, and (z) any future obligations to Sublicensee beyond those to Licensee as set forth herein.

11.5.4      Return of Confidential Information. Upon the termination of this Agreement, Licensee shall promptly, at its own expense, return to Deverra all relevant records and materials in Licensee’s possession or control containing Deverra’s or its Affiliates’, licensees’ or sublicensees’ Confidential Information.

11.5.5      Cease Manufacture. Subject to Section 11.6.6, upon the termination of this Agreement, Licensee shall discontinue the manufacture, use, marketing, sale and distribution, as applicable, of Licensed Products.

11.5.6      Stock on Hand. Upon the termination of this Agreement, Licensee may sell or otherwise dispose of the stock of any Licensed Product then on hand or then in-progress until six (6) months after such termination.

11.5.7      Reversion of Rights. Except as otherwise contemplated herein, upon the termination of this Agreement, all rights sold, assigned or transferred to Licensee hereunder shall revert to Deverra, and Licensee agrees to execute all instruments necessary and desirable to revest said rights in Deverra.

11.6            Program Transfer.

11.6.1      Upon the termination of this Agreement, in addition to any other remedies available at law or in equity, Licensee will at Deverra’s sole election:

(i)       shall promptly transfer to Deverra (or its designee) or provide copies of all tangible documentation, know-how, data, reports, records or other materials or information, whether written or electronic, that is Controlled by Licensee embodying or related to the Licensed IP, Licensed Products, Regulatory Documentation or the Programs;

(ii)       shall promptly provide Deverra (or its designee) with all information regarding, and execute all documents, reasonably necessary or desirable to transfer to Deverra (or its designee) all, Regulatory Documentation in Licensee’s name;

(iii)     agrees to negotiate in good faith to grant Deverra, on commercially reasonably terms agreeable to Licensee, a license under the Licensee IP (with the right to grant sublicenses through one or more tiers of sublicensees) to develop, make, have made, use, offer for sale, sell and import Licensed Products in the Field;

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(iv)     to the extent Licensee owns or holds any right, title and interest in any trademarks under which any Licensed Product has been or is being marketed or sold in the Field, assigns the same to Deverra; and

(v)      shall promptly transfer or use commercially reasonable efforts to assist Deverra (or its designee) to obtain all other materials, documentation, processes, Third Party licenses, and other items used by Licensee or any Third Party in connection with the performance of this Agreement to the extent necessary for Deverra (or its designee) to continue the development and commercialization of Licensed Products in the Field.

11.7            Survival. Sections 3.1, 5.3, 7, 9.1, 11.2, 11.5, 11.6, 11.7 and 11.8, and Article 12 (except for Sections 12.9 and 12.9) of this Agreement shall survive the expiration or termination of this Agreement for any reason.

11.8            Bankruptcy. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to “Intellectual Property” as defined in the Code. The Parties agree that each Party shall retain and may fully exercise all of its rights and elections under the Code.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1            Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement (except with respect to payment obligations due under this Agreement) when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure shall be defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event, Licensee or Deverra, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

12.2            Notices. Section 9.3.2 of the APA is incorporated into and made a part of this Agreement.

12.3           Entire Agreement. This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto), together with the APA, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

12.4            Assignment. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; provided, however, that: (i) Licensee may assign this Agreement or any of its rights and obligations hereunder without the consent of Deverra (A) to an Affiliate or (B) in connection with a merger or the sale (by stock or assets) of all or substantially all of the assets of Licensee to which this Agreement relates; and (ii) Deverra may assign this Agreement to any Person without the prior written consent of Licensee. Assignment of this Agreement by either Party shall not relieve the assignor of its obligations hereunder. Any assignment of any of the Licensed IP by Deverra shall be made explicitly subject to Licensee’s rights pursuant to this Agreement. Deverra shall provide Licensee with prior written notice of any assignment of this Agreement or any of the Licensed IP to any Person. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

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12.5            Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

12.6            Independent Contractor. Each Party shall be acting as an independent contractor in performing under this Agreement and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party.

12.7            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

12.8            Compliance with Laws. In performing under this Agreement, each Party shall comply with all Applicable Laws, including without limitation, those of the United States Food and Drug Administration and all foreign laws affecting this Agreement or the sale of Licensed Products in the Field.

12.9            Export Controls. Licensee and its Affiliates and Sublicensees shall comply with all Applicable Laws controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify and hold Deverra harmless for the consequences of any such violation.

12.10         Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of all Parties.

12.11         Governing Law; Jurisdiction. Section 9.1 of the APA is incorporated into and made a part of this Agreement.

12.12         Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

12.13         No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

12.14         Use of Name. Neither Party shall use the name of the other Party without the prior written consent of such other Party.

12.15         Press Releases. Neither Deverra nor Licensee shall issue any public announcement or written news releases relating to this Agreement unless such public announcement or written news release shall have been mutually approved in writing in advance by both Deverra and Licensee, or as may otherwise be provided for under the APA.

12.16         Extension to Affiliates. Each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more legal entities that are its Affiliates, but only for so long as such legal entities remain Affiliates of such Party. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. The Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

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12.17         No Third Party Beneficiary Rights. Except for the benefits granted to and the rights of any Sublicensees pursuant to Section 2.2, in each case explicitly provided for in this Agreement, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

12.18         Interpretation. In this Agreement unless otherwise specified (i) “includes” and “including” shall mean includes and including without limitation; (ii) a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking; (iii) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted; (iv) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (v) the Schedules and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the Schedules and attachments; (vi) the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; and (vii) general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

SIGNATURES FOLLOW ON NEXT PAGE

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

COEPTIS THERAPEUTICS HOLDINGS, INC.

/s/ David Mehalick
Name: David Mehalick
Title: CEO

DEVERRA THERAPEUTICS, INC.

/s/ Michael Yurkowsky
Name: Michael Yurkowsky
Title: CEO

[SIGNATURE PAGE TO LICENSE AGREEMENT]

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Schedule 1.17

LICENSED PATENTS

The licensed patents are comprised of the following:

a.	Patent Family DV 201 for PCT/US2020/044117 entitled "NK CELL PREPARATIONS FOR IMMUNOTHERAPY" Priority Date 29-Jul-2019

e.	Patent Family DV 401 entitled "METHODS FOR THE GENERATION OF A MONOCYTE/MACROPHAGE CELL PRODUCT FROM EXPANDED CORD BLOOD CD34+ HEMATOPOIETIC STEM AND PROGENITOR CELLS”

Detailed information on the licensed patents within each category is set forth in the attached spreadsheet.

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